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                     July 20, 2023

       Gary Garrabrant
       Chief Executive Officer
       Jaguar Global Growth Corp I
       601 Brickell Key Drive, Suite 700
       Miami, FL 33131

                                                        Re: Jaguar Global
Growth Corp I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 19, 2023
                                                            File No. 001-41284

       Dear Gary Garrabrant:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Joy K. Gallup, Esq.